Exhibit 5.1

2100 L STREET, NW
morrison & foerster llp
amsterdam, austin, berlin, boston, brussels, denver, hong kong, london, los angeles, miami, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

SUITE 900
WASHINGTON
DC 20037
TELEPHONE: 202.887.1500
FACSIMILE: 202.887.0763
WWW.MOFO.COM

June 17, 2025
Board of Directors
Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, California, 94080
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel to Veracyte, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, all of which Shares may be issued pursuant to awards under the Company’s 2023 Equity Incentive Plan, as amended (the “Plan”).
As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect.
Based upon and subject to the foregoing, it is our opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Morrison & Foerster LLP